Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3ASR (No. 333-280737 and No. 333-295847) and Form S-8 (No. 333-273118 and No. 333-286733) of Kodiak Gas Services, Inc. of our report dated February 13, 2026, relating to the financial statements of Distributed Power Solutions, LLC, which appears in this Form 8-K/A.

/s/ BDO USA, P.C.

Houston, Texas

May 13, 2026